Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the WisdomTree Investments, Inc. 2016 Equity Plan of our reports dated February 29, 2016, with respect to the consolidated financial statements of WisdomTree Investments, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of WisdomTree Investments, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 20, 2016